CONTRACT FOR THE SALE OF REAL ESTATE

THIS AGREEMENT made and entered into on this 11th day of December, 2008, between Thomas M. Holgate and Nancy Holgate of Springfield, Missouri, (hereinafter “Seller”) and Freedom Financial Group, Inc., a Delaware corporation (hereinafter “Buyer”) and agree as follows:

WITNESSETH:

WHEREAS, the Seller is owner of certain real estate located in Springfield, Greene County, Missouri;

WHEREAS, Buyer, as a part of Seller Thomas M. Holgate’s employment agreement with the Seller, desires to purchase said real estate.

NOW, THEREFORE, in consideration of the covenants and agreements herein made, kept and performed, the parties agree as follows:

1.           Buyer agrees to buy from Seller and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the following described real estate locate in Springfield, Greene County, Missouri, to-wit:

Lot 85 Eaglesgate Phase 1 Final Plat

SUBJECT TO easements, restrictions, reservations and covenants, if any, now of record, and taxes for 2008, and thereafter.

hereinafter referred to as “the Real Estate”.

2.           The purchase price to be paid by Buyer to Seller for the Real Estate shall be equal to the amounts due on Seller’s promissory notes the repayment of which are secured by two existing Deeds of Trust signed by Seller on the real estate in favor of Bancorp South plus $15,000.00 with the total purchase price not to exceed three hundred forty-five thousand dollars ($345,000.00). payable in cash equal to the amount secured by the two deeds of trust not to exceed three hundred thirty thousand dollars ($330,000.00) and by delivery of Buyers non-negotiable unsecured promissory note in the amount of $15,000.00 payable one year from date of closing provided that Seller Thomas M. Holgate is an employee of Buyer on the date the promissory note is due, unless Seller Thomas M. Holgate’s employment with Buyer is terminated pursuant to either Section 7(a) or Section 7(c) of his employment agreement.

3.           Seller shall, within ten (10) days after the execution of this Contract, provide Buyer with a commitment for title insurance issued by Hogan Land Title Company of Springfield, Missouri, showing marketable title vested in Seller, subject, however, to two deeds of trust in favor of Bancorp South, one being document #002472-08 in the Greene County Recorder’s Office, and the second being document #001449-08 in the Greene County Recorder’s Office; easements, covenants, conditions, and restrictions of record; and, taxes for 2008 and thereafter.  Buyer shall have seven (7) days after receipt of the title commitment to examine the title and make any objections to title, which objections shall be made in writing.  If Buyer shall fail to make any written objections by that date, then Buyer shall be deemed to have waived any rights to make any such objections.  Seller shall use due diligence to meet Buyer’s objections by removing any objected encumbrance or defect.  If Seller is unable to remove any objected encumbrance or defect by closing, then Buyer may terminate this agreement.  Except as provided herein, title to be conveyed is to be marketable title as set forth in Title Standard 4 of the Missouri Bar.  Any encumbrance of defect which is within the scope of any of the Title Standards of the Missouri Bar shall not constitute a valid objection to title on the part of the Buyer, provided Seller furnishes the affidavits or other title papers, if any, described in the applicable standard.

4.           Seller shall convey their interest in the Real Estate by delivering to Buyer at closing their Warranty Deed, properly acknowledged, free and clear of any liens and encumbrances, subject, however, to easements, covenants, conditions, and restrictions of record, and taxes for the year 2008 and thereafter, at which time all sums due Seller from Buyer shall be paid to Seller.  Seller will assign to Buyer all existing escrow accounts held in connection with either deed of trust. Taxes for the year 2008 will be prorated as of the date of the closing.

5.           The closing will be held at Hogan Land Title Company, 1605 E. Sunshine, Springfield, Missouri, within twenty (20) days after Seller delivers to Buyer a commitment for title insurance, unless otherwise agreed by the parties.  Buyer will be solely responsible for the purchase of any title insurance policy insuring title in its favor in the Real Estate.

6.           This agreement may be executed in counterparts, each of which when so executed and delivered (whether by telecopy or otherwise) shall be an original, but all of which together shall constitute one and the same agreement.  Facsimile signatures are considered the same as original signatures.

7.           This agreement shall be binding upon the parties hereto, their heirs, successors, executors, and assigns.

IN WITNESS WHEREOF, the parties have subscribed their names on the day and year first next signatures.

Dated: 12/11/08	/s/Thomas M. Holgate
Thomas M. Holgate, “Seller”

Dated: 12/11/08	/s/Nancy Holgate
Nancy Holgate, “Seller”

AND

FREEDOM FINANCIAL GROUP, INC., “Buyer”

Dated: 12/11/08	By:	/s/Jerald L. Fenstermake
Jerald L. Fenstermaker, President